EX-99.14.a

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware VIP® Trust of our reports dated February 17, 2022, relating to the financial statements and financial highlights, which appear in Delaware VIP Equity Income Series, Delaware VIP Growth and Income Series, Delaware VIP Special Situations Series and Delaware VIP Small Cap Value Series’ Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 20, 2022

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, www.pwc.com/us